Consent of Independent Registered Public Accounting Firm

We consent to the use in the Prospectus constituting part of Amendment No. 2 to this Registration Statement (No. 333-155579) on Form S-4 of our report dated March 31, 2009 on the consolidated financial statements of Pantheon China Acquisition Corp. as of December 31, 2008 and 2007 and for the years then ended and the amounts included in the cumulative columns for the period from April 10, 2006 (inception) to December 31, 2008, which appears in such Prospectus. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGLADREY & PULLEN, LLP
New York, New York
April 6, 2009